Exhibit 11.1

China Life Insurance Company Limited

Code of

Business Conduct and Ethics

For

Directors, Supervisors and Senior Officers

Chapter One. General

Article 1. This Code of Business Conduct and Ethics (the “Code”) is adopted pursuant to relevant regulations of the China Banking and Insurance Regulatory Commission and regulators of the places where we are listed as well as the requirements of the Articles of Association of China Life Insurance Company Limited (the “Company”), so as to further strengthen the Company’s governance structure, improve the Company’s internal control mechanism, regulate daily business conducts of the Company’s directors, supervisors and senior officers, strengthen the construction of professional ethics and prevent moral hazards.

Article 2. The Code is applicable to the directors, supervisors and senior officers of the Company. Senior officers refer to the president, vice presidents, president assistants, secretary of the board of directors, person in charge of financial, compliance officer, chief risk officer, chief actuary, person in charge of auditing and other senior officers of the Company determined by the board of directors as specified in the Articles of Association.

Chapter Two. Business Conducts and Professional Ethics

Article 3. Directors, supervisors and senior officers shall earnestly implement the financial guidelines and policies of the Party and the state, actively promote the organic integration of the Party leadership and corporate governance, adhere to the insurance industry’s fundamental purpose of providing protection and serving the real economy, establish a stable and compliant operation philosophy, enhance the ability to prevent and resolve major risks, and consolidate the foundation for high-quality development.

Directors, supervisors and senior officers shall comply with all applicable laws and regulations, regulatory provisions, and internal policies of the Company, maintain a fair, safe, and orderly industry competition order, strengthen consumer rights protection and fulfill social responsibilities, and advocate the concept of creating value through compliance.

Directors, supervisors and senior officers shall possess good professional ethics and abide by high standards of professional ethics. They shall have the obligation of loyalty and diligence towards the Company, and shall perform their duties with good faith, diligence and prudence. They shall not neglect to perform their duties or exceed their authority.

Article 4. Directors, supervisors and senior officers shall be faithfully responsible to the Company and its shareholders, consider the legitimate rights and interests of stakeholders, actively cooperate with the Company to disclose matters related to their performance of duties, and pay attention to matters that may jeopardize the Company’s interests.

Directors, supervisors and senior officers shall treat shareholders, employees, customers, suppliers and other stakeholders of the Company in a fair manner. No one shall use others improperly through manipulation, concealment, abuse of privileged information, false statements of important facts, or by way of any other unfair transaction, and they shall fairly deal with the Company’s customers, consumers, suppliers, and competitors.

Directors, supervisors and senior officers must be familiar with and comply with the obligations and procedures in relation to disclosure of the Company’s information, as well as relevant laws, regulations, and regulatory provisions. Directors, supervisors and senior officers shall strictly comply with relevant laws, regulations, and regulatory provisions to ensure the completeness, impartiality, timeliness, accuracy and comprehensibility of the Company’s information disclosure (including filings, submitted documents and other public communications).

Directors, supervisors and senior officers shall strictly keep confidential the secrets of the state, the Company, customers or other stakeholders they come to know during performance of their work. Confidential information includes non-public information that may be used by competitors or detrimental to the Company or its customers upon disclosure.

Article 5. Directors, supervisors and senior officers shall invest sufficient time and energy to participate in the Company’s affairs and effectively fulfill various responsibilities that they shall fulfill.

Directors and supervisors shall comply with requirements for their performance, participate in meetings and proceedings in accordance with appropriate regulations, make prudent judgments, and exercise their voting rights; timely understand and pay attention to business management and risk situations, and combine their professional knowledge, industry experience and work experience to conduct researches and propose scientific and reasonable opinions and suggestions.

Senior officers shall carry out business and management activities within their authority in accordance with the Articles of Association and the authorization of the board of directors, and shall not neglect to perform their duties or exceed their authority.

Article 6. Directors, supervisors and senior officers shall strictly abide by relevant provisions on conflicts of interest in their performance of duties, promptly declare their interests, protect the interests of the Company, and avoid any situation that may lead to conflicts of interest. Conflict of interest refers to conflicts or potential conflicts between personal interests and the interests of the Company, or between personal interests and responsibilities as a director, supervisor or senior officer.

Directors, supervisors and senior officers shall comply with various regulations of the China Banking and Insurance Regulatory Commission, the regulatory authorities of the places where the Company’s securities are listed, and the Company’s internal regulations on related party transactions and avoidance of performance of duties.

Directors and supervisors shall, in the process of decision-making and supervision, be free from the control of major shareholders and insiders or improper influence of other related parties, independently perform their duties, and effectively safeguard the legitimate rights and interests of the Company, small and medium-sized shareholders and insurance consumers.

The operation and management activities of senior officers within their scope of authority are not subject to improper intervention by shareholders and the board of directors.

Article 7. Directors, supervisors and senior officers shall possess professional knowledge, professional qualifications and management experience that match their positions.

Directors, supervisors and senior officers shall actively participate in training organized by regulatory agencies, industry associations and other organizations, continuously improve their skills of analyzing policies and regulations, business operation decision-making and internal control risk management, and continuously enhance their capabilities to perform their duties.

Article 8. Directors, supervisors and senior officers shall possess good moral characters, act honestly and faithfully, strengthen their own cultivation, regulate their personal words and actions, abide by social order and good customs, exemplarily practice social morality, and actively maintain the good image of the Company.

Article 9. Directors, supervisors and senior officers shall protect the Company’s assets and ensure their effective usage. All assets of the Company shall be used for legitimate commercial purposes only.

Directors, supervisors and senior officers shall not engage in the following acts:

(1) Seek opportunities for themselves that are discovered through the use of the Company’s assets and information or their positions in the Company;

(2) Utilize the Company’s assets and information or their positions in the Company to seek personal gains;

(3) Accept benefits provided by persons who have business dealings with the Company or engage in any form of bribery, corruption or money laundering and other illegal criminal activities;

(4) Compete with the Company.

Article 10. All employees and other persons may report violations or potential violations of the Code to the Company’s board of directors. Directors, supervisors and senior officers must promptly inform the Company’s board of directors of any actual or potential violations of the Code.

The board of directors of the Company will promptly take measures to investigate violations or potential violations of the Code, and take appropriate measures of prevention or punishment.

Directors and Senior Officers shall not retaliate against any person who reports any actual or potential violations of the Code.

Chapter Three. Miscellaneous

Article 11. The Code is a guideline of business conduct and ethics for directors, supervisors and senior officers. Any matters not covered shall be implemented in accordance with applicable laws, regulations, regulatory provisions, the Articles of Association, and other relevant corporate governance policies.

Article 12. The interpretation of the Code is the responsibility of the Company’s board of directors. Any exemption from the Code must be promptly disclosed in accordance with applicable laws and regulations of the exchanges on which the Company’s securities are listed.

Article 13. The Code shall come into effect from the date of issuance. The former Code of Business Conduct and Ethics for Directors and Senior Officers (Guo Shou Ren Xian Fa [2004] No. 387) shall be abolished simultaneously.